Exhibit 99.1

QUORUM HEALTH CORPORATION ANNOUNCES 2016 FINANCIAL OUTLOOK

FRANKLIN, Tenn. (March 22, 2016) – Quorum Health Corporation (“QHC”) today announced the 2016 financial outlook for the new company following the completion of its spin-off from Community Health Systems, Inc. (“CHS”). The financial outlook is based on information available to QHC as of March 21, 2016. Based on its preliminary assessment of its results of operations, QHC expects net operating revenues for the year ending December 31, 2016, to range from $2.2 billion to $2.3 billion and expects Adjusted EBITDA for the year ending December 31, 2016, to range from $265 million to $275 million. Adjusted EBITDA includes an estimate of approximately $7.0 million for stock-based compensation expense, which is a non-cash item and is based on a historical allocation from CHS, and includes the impact of estimated incremental expenses associated with being an independent, public company following the completion of the spin-off from CHS. For the period from January 1, 2016 through March 21, 2016, QHC hospitals experienced adjusted admissions growth of approximately 1.1% and emergency room visit growth of approximately 3.6% as compared with the same period in 2015. The guidance, which relates solely to QHC, does not give effect to any potential hospital divestitures or acquisitions by QHC subsequent to the spin-off.

As previously disclosed, on August 3, 2015, CHS announced its plans to form Quorum Health Corporation by spinning off to its stockholders a group of 38 hospitals and Quorum Health Resources, LLC, a leading hospital management advisory and consulting business. The spin-off is intended to be tax-free to CHS and its stockholders and is expected to close during the second quarter of 2016. QHC will be an independent, publicly traded company and its common stock has been authorized for listing on the New York Stock Exchange under the symbol “QHC.”

Forward Looking Statements

Certain statements contained in this communication may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding projections of net operating revenues, Adjusted EBITDA, the expected timing of the completion of the spin-off transaction, the benefits of the spin-off transaction to either CHS or QHC, the tax-free treatment of the spin-off transaction, the anticipated management of QHC, the market position of QHC and transactions and other events and other statements that are not historical facts. Such statements are based on the views and assumptions of QHC and are subject to significant risks and uncertainties. There can be no assurance that the proposed transaction or other future events will occur as anticipated, if at all, or that actual results will be as expected. Actual future events or results may differ materially from these statements. Such differences may result from a number of factors, including but not limited to: the timing and completion of the proposed transaction; a failure to obtain necessary regulatory approvals; a failure to obtain assurances of anticipated tax treatment; a deterioration in the business or prospects of CHS or QHC; adverse developments in CHS’ or QHC’s markets; adverse developments in the U.S. or global capital markets, credit markets or economies generally; the risk that the benefits of the proposed transaction may not be fully realized or may take longer to realize than expected; the impact of the proposed transaction

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Quorum Health Corporation Announces 2016 Financial Outlook

March 22, 2016

on CHS’ or QHC’s third-party relationships; risks associated with QHC’s substantial indebtedness, leverage and debt service obligations; QHC’s ability to successfully make acquisitions or complete divestitures; QHC’s ability to successfully integrate any acquired hospitals, or to recognize expected synergies from acquisitions; and changes in regulatory, social and political conditions. Additional risks and factors that may affect results are set forth in CHS’ and QHC’s filings with the Securities and Exchange Commission, including CHS’ most recent Annual Report on Form 10-K, current reports on Form 8-K and quarterly reports on Form 10-Q and QHC’s Registration Statement on Form 10, as amended. The forward-looking statements speak only as of the date of this communication. Neither CHS nor QHC undertakes any obligation to update these statements.

Non-GAAP Financial Measures

Adjusted EBITDA, a non-GAAP financial measure, is EBITDA (net income attributable to Quorum Health before interest, income taxes, depreciation and amortization) adjusted to exclude the impact of net income (loss) attributable to noncontrolling interests, expenses related to certain legal settlements and related costs, impairment of long-lived assets and transaction costs related to the spin-off. We believe that it is useful to present Adjusted EBITDA because it excludes the portion of EBITDA attributable to these third-party interests. We use Adjusted EBITDA as a measure of liquidity. We have included this measure because we believe it provides investors with additional information about our ability to incur and service debt and make capital expenditures.

Adjusted EBITDA is not a measurement of financial performance or liquidity under generally accepted accounting principles. It should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles. The items excluded from Adjusted EBITDA are significant components in understanding and evaluating financial performance and liquidity. Our calculation of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

Investor Contact:

Michael J. Culotta, 615-465-7000

Chief Financial Officer, Quorum Health Corporation

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